Certain INFORMATION IN this exhibit haS been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type that CleanSpark, Inc. treats as private or confidential. Such information is marked in the exhibit as [*****].

FINAL

Hosting Agreement

This Hosting Agreement (this “Agreement”) is made as of March 29, 2022 (the “Effective Date”) between Lancium LLC, a Delaware limited liability company having its principal office at 9950 Woodloch Forest Drive, Suite 1700, The Woodlands, Texas 77380 (“Provider”), and CleanSpark, Inc., and its affiliates and wholly-owned subsidiaries, a Nevada corporation having its principal office at 2370 Corporate Circle, Henderson, NV 89074 (“Customer” or “CleanSpark”). Provider and Customer are hereinafter together referred to as the “Parties” and each as a “Party.”

WHEREAS, Provider owns and operates or is in the process of developing a hosting data center facility, the primary business purposes of which is to make the facilities (e.g., power, cooling, and Internet connectivity) necessary to support high volumes of cryptocurrency mining devices available to customers that have and are seeking a location to store and operate such devices;

WHEREAS, Customer currently owns dedicated Bitcoin mining devices, and desires to install such devices in a facility at which Provider may manage and operate such devices;

WHEREAS, Provider is willing to provide such hosting services to Customer, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the Parties agree as follows:

1.
Key Terms
1.1.
The table below sets forth a summary of the principal terms of the hosting arrangement under this Agreement (the “Key Terms”). Each of the terms in the leftmost column of this table will have the meaning set forth in the respective row(s) in the column(s) to the right.

13020336

|US-DOCS\131818598.2||

Initial Term Length	Five (5) years
Facility:	Lancium – Abilene
Customer Equipment	(To be specified in writing by Customer and document here)
	Unit type:	_S19 equivalent or newer_______
	Number of units:	TBD__________________
	Hash rate per unit:*	90+__________________ TH/s
	Power usage per unit*:	40W/TH or better____________ W/TH
Hardware Unit
	Unit type:	S19 equivalent or newer__________________
	Number of units:	TBD__________________
	Hash rate per unit:	90+__________________ TH/s
	Power usage per unit:	40W/TH or better_________ W/TH
Power Draw	200 MW
Hosting Fees	As defined in Section 6.1 of this Agreement
Provider Account	__________________________________
Customer Account	__________________________________
Customer Representative	Name: Zach Bradford Title: CEO E-mail: [●] Telephone: [●]

*The “hash rate per unit” and “power usage per unit” values (i) are estimates included for reference purposes only, (ii) do not constitute a service level, guarantee, or other obligation of Provider, (iii) may vary significantly from time to time and from the estimated values, and (iv) have no impact on pricing or amounts owed under the Agreement.

2.
Definitions
2.1.
Defined Terms

The terms listed below, when used in this Agreement, shall have the following meaning:

“Applicable Law” means in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, directives, decisions and orders of all federal, state, territorial, municipal and local Governmental Authorities (whether administrative, legislative, executive, or otherwise), including judgments, orders and decrees of all courts, commissions or bodies exercising

|US-DOCS\131818598.2||

similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to the transaction or event in question, any securities laws, Power Regulations, regulatory approvals, ISO or RTO rules, protocols, regulations, any Nodal Protocol Rule Revisions (NPRRs), the Tariffs or any other trade regulations, interconnection standards and industry reliability standards or requirements, adopted, applied, or imposed by a Governmental Authority as well as any interpretation or determination of any of the foregoing made by a Governmental Authority.

“AUP” or “Acceptable Usage Policy” means Provider’s acceptable use policy set forth in Exhibit A hereto, as updated from time to time.

"Bitcoin:” to the extent a dollar value for Bitcoin must be determined, the Parties shall refer to the published Chicago Mercantile Exchange Bitcoin Reference Rate, that is updated daily at 10:01 am CT.

“Building Unit” means each separate building within the Facility.

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in Texas.

“Compensated Forced Outage” means a Forced Outage which relates to an Energy Emergency Alert (EEA) Level 3 event as declared by ERCOT, and for which Provider receives payment from the ERCOT Ancillary Services Market in conjunction with complying under such Forced Outage.

“Confidential Information” means any and all information whether in written or any other form which has been or may be disclosed in the course of the discussions leading up to the entering into or performance of this Agreement or throughout the Term and which is identified as confidential or is clearly by its nature confidential including information relating to this Agreement or the Services, data used or generated in the provision of the Services, or any of Customer's products, operations, processes, plans or intentions, know-how, trade secrets, market opportunities, customers and business affairs.

“Connection” means the connection between Customer Equipment and the internet.

"Contract Year" means a twelve (12) month period during the Term beginning at 12:01 a.m. on January 1 and ending at 11:59 p.m. on December 31; provided however, that the first Contract Year shall begin on the date of this Agreement (or, if later, the Operations Commencement Date) and shall end at 11:59 p.m. on December 31 of such year, and the final Contract Year shall commence at 12:01 a.m. on January 1 of such year and end of the last day of the Term or upon any earlier termination as provided herein.

“Customer” is defined in the preamble to this Agreement.

“Customer Area” means the part of the Facility that is designated for the installation of the Customer Equipment.

“Customer Equipment” means the hardware equipment (including required PSUs) that is provided by Customer and installed in the Customer Area, including all software and firmware on such equipment other than any software and firmware owned or licensed by Provider. Customer Equipment must meet minimum efficiency requirements approved by Provider.

“Customer Representative” means any director, officer, employee, agent, consultant, sub-contractor or other person identified by Customer as acting on Customer’s behalf, including any auditors or regulators governing Customer’s operations or business.

“Data Center Rules” means the then-current rules and procedures relating to physical access to the Facility.

“Data Center Specifications” is defined in Section 3.1.

“Deinstallation Commencement Date” is defined in Section 17.3.

“Demand Response or Load Resource Participation Program” means any scheme initiated by a power supplier, retail electric provider, power generator or other third party in the power market area

|US-DOCS\131818598.2||

managed by the Electric Reliability Council of Texas, under which power consumers receive a benefit in connection with any reduction of their power demand during times of peak power usage or energy scarcity events.

"ERCOT" means the Electric Reliability Council of Texas, Inc.

“Event of Default” is defined in Section 17.1.

“Facility” means the data center operated by Provider at the location specified in the table of Section 1.1 hereof.

“Facility Owner” means the owner of the Facility.

“Force Majeure Event” means any event beyond the reasonable control of a Party after all commercially reasonable efforts to mitigate have been exhausted, including, without limitation, war, civil war, armed conflict or acts of terrorism or a public enemy or other catastrophes, riot, civil commotion, unforeseeable severe weather (including tornado, hurricane, flooding and other similar occurrences), earthquake, lightning, fire, or other natural or environmental disaster, epidemic or pandemic (where an epidemic or pandemic has been declared at Provider’s Facility by the Center for Disease Control or the World Health Organization), where such epidemic or pandemic causes a government-mandated shutdown of Provider or the Facility hosting the Customer Equipment, nuclear accident, acts of God, cyberattacks, including hacking or malicious attacks on networks or exchanges, failure of a part of the power grid or related substation or other power reductions not in Provider's control described in Section 4.2, failure of the Internet, failure or delay in the performance of Provider’s third-party suppliers which could not have reasonably been avoided through mitigation efforts or advance preparation that are customary in the industry, and national or regional strikes, slowdowns, lockouts or other labor stoppages.

"Forced Outage" means any event where the Provider is prevented, in whole or in part, from providing the Services as a result or any of the following (other than, for certainty, as a result of a Force Majeure Event): (i) in response to any emergency at the Facility or as necessary to prevent an imminent emergency at the Facility (which for such purpose shall mean an emergency, or imminent emergency to human health or safety, the environment, or the engineering or structural integrity of the Customer Area or the Facility as a whole); (ii) for compliance with any Applicable Law, specifically applicable to the ownership or operation of the Facility; (iii) for compliance with a new or change in the Applicable Law coming into force after the date of this Agreement; (iv) any outages or curtailments arising at the direction of ERCOT or the Utility; (v) any other condition or requirement of an applicable TDSP or local systems that results in the Facility being removed from electric service; or (vi) any other Facility outages related to events similar to those described above.

“Governmental Authority” means any domestic or foreign, supra-national, national, state, county, municipal, local, territorial or other government, bureau, court, commission, board, authority, taxing authority, agency (public or otherwise), governmental entity or quasi-governmental entity (including any subdivision thereof), including ERCOT, TRE, NERC, PUCT, Utility, independent system operator or regional transmission operator, in each case anywhere in the world, having competent jurisdiction over a Party or related to the services performed hereunder or the Facility.

“Hardware Unit” means each individual unit of Customer Equipment bearing a separate identification code.

“Harmful Code” means any software, hardware or other technologies, devices, or means, the purpose or effect of which is to permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner, (i) any computer, software, firmware, hardware, system (including equipment) or network, (ii) the Facility or portion thereof or (iii) any application or function of any of the foregoing or the integrity, use, or operation of any data processed thereby, and, in each case, includes any virus, malware, bug, Trojan horse, worm, backdoor, or other malicious computer code and any time bomb or drop-dead device.

“Hosting Services” is defined in Section 3.1.

|US-DOCS\131818598.2||

“Maintenance” means any activity performed by Provider in order to maintain, upgrade or improve the Services, including any modification, change, addition, or replacement of any Provider hardware, or any part of, or machinery or other components of, the Facility.

“Mining Pool” means the group of Bitcoin miners to which Customer determines to contribute the processing power of any particular piece of Customer Equipment in order to collaborate in finding new Bitcoin blocks.

"Mining Revenue" shall mean the total revenue derived by Customer as a result of the operation of the Customer Equipment at the Customer Area.

“NERC” means the North American Electric Reliability Corporation.

“Notice” is defined in Section 19.

“Operations Commencement Date” means the date on which the Facility is ready for Customer Equipment to be installed and hashing.

“Outage” means a Forced Outage or a Planned Outage.

“Parties” is defined in the preamble to this Agreement.

"Person" means an individual, partnership, corporation, limited liability company, unincorporated syndicate, unincorporated organization, trustee, executor, administrator or other legal representative, Governmental Authority or other legal entity, as the case may be.

“Phase-out Period” is defined in Section 17.3.

"Planned Outage" means that total or partial removal of the Facility from service or derating of the Facility that is scheduled by Provider in advance and in accordance with its operating practices; provided, however, that the scheduling of any Planned Outage shall be (i) established with advanced coordination with Customer, and (ii) subject to Customer’s prior written approval, not to be unreasonably withheld. Notwithstanding anything to the contrary herein, the aggregate duration of Planned Outage in any calendar month shall not exceed 8 hours.

“power” means electric power.

“Power Firmware” means Lancium's Smart Response SoftwareTM, which is required in order to enable certain advanced power management functions.

“Power Supply Contract” means Provider’s agreements for the provision of power to the Facility.

“Provider” is defined in the preamble to this Agreement.

“PSU” means power supply unit.

“PUCT” means the Public Utility Commission of Texas.

“Racks” means the racks provided by Provider and configured for installation of the particular Customer Equipment.

“Related Services” is defined in Section 3.2.

“Scheduled Maintenance” means any Maintenance activities for which Provider notified Customer at least one (1) day in advance.

“Service Rates” means Provider’s then-current rates for Related Services.

“Service Charges” means amounts owed by Customer in connection with the Services.

“Services” is defined in Section 3.2.

"Tariffs" means any and all of the following: ERCOT Nodal Protocols, rules, guidelines and market notices, Utility tariffs and related service agreements as well as any tariff imposed on gas supply or transportation.

|US-DOCS\131818598.2||

“TDSP” means transmission/ distribution service provider, including municipally owned utilities and electric cooperatives,

“TDU” means transmission and delivery utility.

“Term” is defined in Section 16.

“Termination Date” means the date this Agreement terminates or expires.

“TRE” means the Texas Reliability Entity, Inc. and its successor.

“Uncompensated Forced Outage” means a Forced Outage other than a Compensated Forced Outage.

“Unscheduled Maintenance” means Maintenance that is not Scheduled Maintenance.

“Uptime” means the amount of time in the applicable month that the Hosting Services are available to Customer, as determined in accordance with Section 8.

“Uptime Service Level” is defined in Section 8.

“Utility” means a transmission and delivery utility or a transmission and distribution service provider, including municipally owned utilities and electric cooperatives.

“Working Hours” means the hours from 8:00 a.m. to 5:00 p.m., Central Time, on a Business Day.

3.
Provider’s Services
3.1.
Facility

Subject to the terms and conditions hereof, all Services are provided within the Facility, which is designed to meet the following specifications (the “Data Center Specifications”):

•
power supply for the Customer Area;
•
limited air filtration;
•
cooling systems as necessary to provide appropriate environment for Customer Equipment and
•
internet connectivity.

it being understood that each of the foregoing is made available to the Customer Area on a shared, non-exclusive and non-redundant basis.

Within the Facility, Provider does not guaranty that the Customer Area will be contiguous. The Customer Area may spread over several Building Units and is not physically separated from areas in the Facility in which the equipment of other customers is hosted. Provider has the right to change the location of the Customer Area within the Facility or to relocate Customer Equipment to another facility operated by Provider or an affiliate of Provider, subject to the terms and condition of this Agreement.

3.2.
Services

Provider shall provide Customer with the Hosting Services and the Related Services (together the “Services”) during the Term.

The “Hosting Services” consist of:

•
providing the Customer Area in accordance with the Data Center Specifications;
•
providing Racks in the Customer Area;
•
hosting the provided Customer Equipment in the Racks;

|US-DOCS\131818598.2||

•
hosting the Customer-provided PSUs installed in the Racks, as may be required by the particular Customer Equipment;
•
running diagnostics and performing basic maintenance and repairs of Customer Equipment including fans, power supplies, etc., any such parts shall be provided by Customer;
•
providing monthly reports to the Customer that will contain a summary of monthly power draw in the Customer Area as measured by customer-specific power consumption meters; and
•
providing robust physical security including, but not limited to, secured access control, 24/7 video monitoring, appropriate perimeter fencing and 24/7 on-site security;

The “Related Services” consist of

•
installation of Customer Equipment (as more particularly described in Section 3.3);
•
deinstallation of Customer Equipment;
•
full diagnostics and basic maintenance and repairs of Customer Equipment, with pass-through costs for equipment or labor to be charged to Customer only after reasonable notice to Customer prior to costs being incurred.

For the avoidance of doubt, the Related Services are not optional, and the Customer’s receipt of and payment for the Related Services is a requirement for hosting the Customer Equipment in the Facility.

3.3.
Installation; Deposit

Provider shall use its best efforts to install Customer Equipment at a rate of 500 machines per business day. Customer shall provide notice to Provider of Customer Equipment shipment schedules as soon as reasonably practicable, and Provider shall promptly notify Customer if it is unable to install machines at a rate of 500 per business day.

In consideration for the installation by Provider of the Customer Equipment and for the following services of Provider related to the construction, implementation and operation of the Facility (which services include, as it relates to the Customer Equipment, PSUs, and any other Customer-provided materials), Customer agrees to deliver to Provider the Deposit as detailed in Section 6.5 below (in addition to the Total Fees described in Section 6.1):

•
Unpacking;
•
labelling;
•
positioning in the Racks;
•
installation and management of cables (power and LAN connection);
•
inventory management, which shall consist of, among other things, tracking each Hardware Unit of Customer under the control of Provider by date of receipt, date of deployment, repair history, model number, sub-model number, serial number and location for facilitation of day-to-day operational issues as well as third party verification purposes;
•
Customer shall have view-level access to inventory management software;
•
installation of Power Firmware, if applicable;
•
initial setting; and
•
disposal of packing materials.

Installation does not include the provision or installation of any software other than as expressly stated above.

|US-DOCS\131818598.2||

The installation of any individual Hardware Unit is deemed completed when such Hardware Unit connects and sends computations to the Customer-designated Mining Pool. If Customer has not designated a Mining Pool, installation will be deemed complete when the applicable Hardware Unit powers up without fault (it being understood that in no event will Provider be required or requested to select a Mining Pool on Customer’s behalf). In the case of faulty Hardware Units, installation is completed when Provider diagnoses the fault and provides a report to Customer.

Except as may otherwise be determined by Provider in its sole discretion, Customer shall not have any rights to install, uninstall, or otherwise physically access any Hardware Units in the Facility.

3.4 Cooperation with Customer Equipment Repairs. In the event that Customer Equipment requires repair services, engineering services or similar maintenance beyond the basic maintenance as outlined herein, then Provider shall help interface with appropriate third parties for the potential provision of such repair services. Once Provider has determined from such third party the scope of costs involved with the potential repair, Provider shall notify Customer of the same and Customer shall promptly (but in any event within one business day) inform Provider whether it is electing to have the third party make the appropriate repairs or whether it elects to replace the affected Customer Equipment. If Customer elects to have the services performed by the applicable third party, then, subject to Customer advancing the necessary costs, Provider shall coordinate with such third party, tag and help with shipping of any Customer Equipment to such third party service provider. If Customer elects to replace the affected Customer Equipment, then Customer shall undertake to ship such replacement equipment to Provider as quickly as possible and shall apprise Provider on the status of such. Alternatively, if and to the extent that Provider or an affiliate of Provider seeks to offer any of the foregoing repair, maintenance or firmware services to Customer, such services shall be memorialized in and subject to the terms of a separate services agreement between Customer and Provider (or, as applicable, an affiliate of Provider), with any obligations, rights and remedies thereunder being solely according and attributable to such other agreement.

4.
Power Supply
4.1.
Customer acknowledges that the power to the Facility is ultimately provided by third parties, whose provision and transmission of power is governed by Applicable Law, including but not limited to rules, regulations, tariffs, orders, decisions and directives adopted by a Governmental Authority (collectively, the “Power Regulations”). To the extent that the available power to the Facility is reduced or discontinued pursuant to Power Regulations, a Force Majeure Event or an Outage, Provider may reduce or discontinue the power available to Customer; provided that in such case, Provider shall not treat Customer, in any respect, less favorably than any similarly situated Provider customer. Any such reductions, and any unavailability of the Hosting Services arising out of such reductions, pursuant to Power Regulations, a Force Majeure Event or a Forced Outage shall not be deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level. (For the avoidance of doubt, Planned Outages are deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level.)
4.2.
Customer hereby expressly consents to Provider’s participation in the ERCOT Ancillary Services markets and/or any Demand Response or Load Resource Participation Programs, as determined by Provider in its sole discretion. Customer acknowledges that any such participation may result in partial or complete reduction in power available to Customer from time to time. Any such reductions, and any unavailability of the Hosting Services arising out of such reductions, shall be deemed unavailability for purposes of calculating Uptime under the Uptime Service Level (except to the extent that a given event is expressly covered by the definitions of “Force Majeure” or “Uncompensated Forced Outage”). Customer acknowledges that Provider’s right to participate in any Demand Response or Load Resource Participation Programs, as determined by Provider in its sole discretion, forms an essential basis of the agreements set forth in this Agreement, and that, absent such right, the terms of this Agreement, including the Hosting Fees, would be substantially different. Furthermore, Customer hereby expressly consents to the use of the Power Firmware by Provider or its affiliate in connection with the foregoing ERCOT Ancillary Services markets and/or Demand

|US-DOCS\131818598.2||

Reduction Benefit Programs. Notwithstanding the foregoing, it is agreed that no Compensated Forced Outage shall be deemed availability for purposes of calculating Uptime under the Uptime Service Level and, to the extent that any Compensated Forced Outage results in the Uptime Service Level to not be met then the calculations set forth in Section 8.4 for applicable compensation to Customer shall apply.
4.3.
For two years and six months after the Operations Commencement Date, Customer shall have an option to increase (“Option”) its power draw by any amount which would cause its total power draw not to exceed (together with the power draw detailed in Section 1, all prior increases then made pursuant to this Section 4.3 and power draw utilized by Customer or its Affiliates at other facilities owned and operated by Provider) the lesser of (x) 500 MW or (y) 40% of the aggregate capacity of all Facilities owned and operated by Provider. The terms of this Agreement shall apply to any accepted increase request, provided that (x) to the extent that additional Costs have arisen since the beginning of the Term which have not then been incorporated into the pricing set forth in Section 6, then Provider shall be entitled to require that the pricing for such increased capacity be adjusted to reflect such additional Costs and (y) Provider may require an increase to the Deposit in its reasonable discretion in connection with any such increase request. In order to facilitate Customer’s Option rights hereunder, Provider shall endeavor to keep Customer apprised of the expected timeframe for any material expansion of capacity at all Facilities owned and operated by Provider.
5.
Access to the Facility; Data Center Rules
5.1.
In connection with the Services and this Agreement, Customer shall allow Provider to have log-in, view-level access and other applicable access to all firmware and related components of the Customer Equipment as may be required, and all such access is hereby authorized and approved by Customer.
5.2.
Customer Representatives may access the Customer Area of the Facility during Working Hours, in accordance with the Data Center Rules, for equipment inspections, installation, removal, additions, subtractions or physical maintenance but solely by prior appointment and subject to Provider’s prior written consent, not to be unreasonably withheld. To obtain such access, Customer must provide prior notice to Provider in accordance with the Data Center Rules, and coordinate with Provider so that all such access may be escorted. Notwithstanding anything to the contrary, Provider shall have the right to restrict access of any Customer Representative from the Facility premises in Provider’s reasonable discretion, at any time.
5.3.
Customer, and the Customer Representatives, shall comply with all Data Center Rules in connection with such access. Customer shall inform each applicable Customer Representative of the Data Center Rules prior to such Customer Representative accessing the Facility. Customer shall be liable for the acts and omissions of all Customer Representatives who access, or attempt to access, the Facility, including for their violation of the Data Center Rules, at least to the same extent as if such acts and omissions were Customer’s own.
6.
Hosting and Service Charges; Payments; Deposit
6.1.
Charges for Hosting Services

In consideration of Provider’s performance of the Hosting Services, Customer shall pay Provider each of the following fees on a monthly basis (the “Total Fees”):

(a) Customer shall pay Provider a "Power Charge" equal to $[*****] for all kilowatt hours consumed by the Customer Equipment as measured at the Customer’s segregated meter(s), which kilowatt hours will be adjusted for power usage effectiveness (PUE) applied on a pro rata basis, where PUE is defined as the ratio of total power billed to the facility to the total power delivered to the Customer Equipment. Subject to Sections and 6.4 and 17.1.4, the Power Charge may be adjusted by an

|US-DOCS\131818598.2||

amount necessary to incorporate any new or additional fees, costs, losses or charges arising from a new or change in the Applicable Law affecting the electricity market. For the avoidance of doubt, Power Charge adjustments due to changes in Applicable Law may only be direct pass-thru costs.

(b) Customer shall pay Provider a "Hosting Charge" equal to $[*****] for all power consumed by the Customer Equipment as adjusted for power usage effectiveness (PUE). Subject to Sections and 6.4 and 17.1.4, the Hosting Charge may be adjusted by an amount necessary to incorporate any new or additional fees, costs, losses or charges arising from a new or change in the Applicable Law affecting the hosting services (which are not included in Section 6.1(a)). For the avoidance of doubt, Hosting Charge adjustments due to changes in Applicable Law may only be direct pass-thru costs.

6.2.
Invoicing; Payments

(a) Within fifteen (15) Business Days of the end of each calendar month during the Term, Provider shall issue an invoice to Customer setting forth all charges for Related Services provided pursuant to Section 3, and all Total Fees pursuant to Section 6, in each case during the prior calendar month, plus any applicable taxes. No later than ten (10) Business Days after the date of the invoice, Customer shall pay to Provider the full amount of charges reflected on the invoice. If Customer should become delinquent in the payment of any invoice, without limitation of its rights under Section 7 or Section 17, Provider shall have the right thereafter to request pre-payments for any Service Charges, at its reasonable discretion.

(b) All Payments owed to Provider will be made in United States Dollars by wire transfer of immediately available funds into an account designated by Provider or through automated clearing house (“ACH”) transfers from an account established by Customer at a United States bank designated by Customer (the “Payment Account”). Customer agrees to execute and deliver to Provider or its ACH payment agent an authorization agreement authorizing Provider to initiate ACH transfers from the Payment Account to Provider in the amounts required or permitted under this Agreement. Customer shall be responsible for all costs, expenses or other fees and charges incurred by Provider as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account or otherwise.

(c) Customer shall have the right to audit the records of the other Party using its internal or external representatives, in order to verify Provider’s compliance with the terms of the Agreement (including, but not limited to verifying power usage and metering, existence of machines, and the like). Such audits shall be done at the sole expense of Customer; provided that if such audit evidences a material non-compliance with the terms hereof, then the costs of the audit shall be borne by Provider. Additionally, audits shall not be done more than once in a given four-month period.

(e) Without limitation of the foregoing, Provider shall be entitled to receive viewer access for any of the Customer Equipment as it deems necessary or desirable to verify information on the Customer's Mining Pool and the matters related to the Hosting Fees due hereunder.

(f) All amounts owed by Customer under this Agreement are inclusive of any and all value added taxes, sales, use, excise and other similar transactional taxes or duties, and any such amounts payable thereon shall be added to the amount of the Service Charges. If any deduction, withholding, or payment for taxes is required in any jurisdiction on amounts payable to Provider, Customer shall indemnify and make Provider whole for the full amount thereof (and such shall not be considered an increased Cost under Section 6.4 below). For the avoidance of doubt, the terms of this Section 6.2(f) are not intended to cover any sales tax owed on purchases of Customer Equipment, which shall remain the sole obligation of Customer.

6.3.
Limitation on Offsets.

|US-DOCS\131818598.2||

In no event shall Customer be permitted to offset any amounts due to it hereunder against any amounts due from Customer (or its Affiliates) to Provider (or its Affiliates) under any other agreement or as may be related to any other Facility.

6.4.
Additional Costs

In the event that there is a new or a change in Applicable Law that causes Provider to directly or indirectly incur new or additional costs, fees, losses or charges (collectively, “Costs”) in connection with the Services or the Facility, then Provider may, at its election, deliver a written notice to Customer (the “Cost Notice”) stating the new or additional Costs and that Provider seeks to either pass through such Costs to Customer without markup or to modify the Services as necessary to account for such Costs. Upon receipt of the Cost Notice, Customer shall have the right to terminate this Agreement upon delivery to Provider of an election expressly stating the same, which election must be delivered within ten days of receipt of the Cost Notice. However, Customer shall have the ability in the aforementioned election to delay termination for up to six (6) months after receipt of the Cost Notice, while paying the updated pricing reflected in the Cost Notice through the chosen termination date. To the extent Customer expressly agrees to the Cost Notice, or fails to deliver a termination notice to Provider within ten days of receipt of the Cost Notice, then Customer shall be deemed to have accepted the Cost Notice and any such Costs shall be passed through and shall become effective upon the next billing cycle.

6.5 Deposit.

Customer agree to deliver to Provider 30 days prior to power being turned on, a deposit in the amount of [$_______][INSERT NUMBER EQUAL TO 3 MONTHS ESTIMATE] (the “Deposit”). The Deposit shall be held by Provider (and need not be in any segregated or interest-bearing account). One-third of the Deposit shall be applied towards Customer payments owed in the first month of the Initial Term (or successive months thereafter until one-third of the Deposit is depleted), and the other two-thirds of the Deposit shall be applied towards Customer payments owed in the final two months of the Initial Term. In the event that Customer defaults in any payment obligations hereunder, then at its election Provider may utilize the Deposit to satisfy all or a part of such amount, in which case Customer shall promptly replenish the Deposit for any applied amounts.

6.6 Limited Protection Arrangement.

During the ninety (90) day period beginning on the occurrence of the First Halving Date (the “Applicable Period”), Provider and Customer shall collaborate to utilize actions which are intended to mitigate economic risk for Customer in the Applicable Period, which may involve Provider altering the utilization rates to reduce power or other reasonable measures agreed by the Parties; provided that this Section 6.6 shall not, in and of itself, imply or represent any required amendment to this Agreement, including without limitation as relates to Total Fees or termination rights. For purposes of this Agreement, the “First Halving Date” means, if applicable, the first date after commencement of the Term when the Bitcoin mining reward is halved as a result of the block height reaching a designated level. Additionally, if Bitcoin market conditions change so substantially such that Customer is running at a deficit for at least 10 days in any rolling 30-day period (and any similarly situated customer running industry-standard miners would experience reasonably similar effects), Customer shall have the ability to turn off its Equipment at its sole discretion until such time as market conditions adjust so that Customer is no longer running at a deficit.

7.
Suspension of Services
7.1.
Subject to the terms and conditions specifically set forth in this Agreement, Provider may suspend the Services, in whole or in part, for any of the following reasons:
•
in connection with any Outages;
•
in connection with a Force Majeure Event;

|US-DOCS\131818598.2||

•
in connection with a request under a Demand Response or Load Resource Participation Program;
•
to prevent, mitigate, or cease damage to Customer Equipment, any portion of the Facility, Provider’s systems (including equipment), or the equipment of other customers;
•
suspension caused by the acts or omissions of Customer, including as requested by Customer; or
•
the occurrence of an Event of Default, provided that in such event, it is further agreed by the Parties that until such Event of Default is cured or the Agreement is terminated due to such Event of Default)), all hashing output related to the Customer Equipment may be pointed towards the Provider's mining pool.
7.2.
Provider shall use commercially reasonable efforts to give prior notice, to the extent possible, to Customer before suspending the Services in whole, other than in situations where the suspension of Services occurs due to Scheduled Maintenance or the acts or omissions of Customer
8.
Service Level Agreement

8.1 For each Contract Year that Provider provides the Hosting Services to Customer, Provider will make commercially reasonable efforts to provide the Hosting Services with an average Uptime of at least [*****]% during such Contract Year (the “Uptime Service Level” or “USL”); provided that, if the Contract Year is not a full calendar year, then the Uptime Service Level shall be appropriately adjusted downward in order to properly factor in the effects of the ERCOT Four Coincident Peak (4CP) programs which occur during a disproportionate amount of the shortened Contract Year (the “Adjusted USL”).

8.2 For purposes of the determination of Uptime, the Hosting Services shall be considered as “available” if power, cooling, and internet connectivity are available to the Customer Area (in accordance with the Data Center Specifications, and subject to the obligations and rights of the Parties under this Agreement), independent of Customer’s actual ability to operate the Customer Equipment for any particular purpose. Any unavailability caused by (i) Force Majeure Events, (ii) Forced Outages, or (iii) circumstances explicitly specified in accordance with Section 4.2 hereof, will, in each case, not be considered unavailability for the purposes of calculating Uptime.

8.3 During any period of unavailability caused by any suspension of Services permitted by Section 7.1 other than Planned Outages, the Hosting Services shall be deemed to be available for purposes of calculating Uptime.

8.4 Subject to Sections 8.2 and 8.3, to the extent that the Uptime Service Level in a given Contract Year is less than that set forth in Section 8.1, then Customer shall be entitled to receive, as Customer’s sole and exclusive remedies in connection with the occurrence of any Uptime Service Level defaults, a credit on the Total Fees in an amount (the “Service Credit”) intended to compensate Customer for the difference between (A) an amount equal to the Mining Revenue that would have been achieved by the Customer Equipment (as reasonably determined by Provider utilizing the metrics recorded by https://insights.braiins.com/en/) had the Uptime Service Level been at [*****]% (or the adjusted Uptime Service Level according to the express terms of this Agreement, if applicable) for such Contract Year; and (B) the sum of (x) the actual Mining Revenue achieved at the lower Uptime Service Level provided by the Hosting Services to Customer Equipment during the given Contract Year plus (y) the difference between the actual Power Charge and the Power Charge that would have been incurred by Customer to achieve an Uptime Service Level at [*****]%.

For calculation of the Service Credit in accordance with the immediately preceding paragraph, the Provider shall utilize a “Per Hour Credit” derived in following manner: First, Provider shall determine all times at which Uptime was not available (the “Downtime”), rounded to the nearest hour for each period of Downtime (each a “Downtime Event”). Second, for each Downtime Event, the Provider shall determine the value (in USD) of the terahash that would have been produced during the

|US-DOCS\131818598.2||

Downtime Event, based on the number of Bitcoin miners in the Customer Area during such Downtime Events (the “Terahash Value”). (Terahash Value shall be the same value as the then-current mining pool would pay per terahash during the Downtime Event.) Third, the Provider shall add all of the Terahash Value for all Downtime Events during the Contract Year (the “Total Downtime Value”), and shall determine all hours of all Downtime Events (the “Total Downtime Hours”). Fourth, the Provider shall divide the Total Downtime Value by the number of Total Downtime Hours, with the quotient being the “Per Hour Credit”. Finally, the Provider shall then multiply the Per Hour Credit by the total hours necessary to compensate Customer in accordance with the preceding paragraph, and the product shall be the Service Credit. The Provider shall provide all calculations described in this Section 8.4 to the Customer.

Upon calculation of the Service Credit, the Service Credit shall be credited to Customer (subtracted from the Total Fees incurred by Customer) over the subsequent three (3) months, in equal amounts. Uptime Service Level is measured by calendar year. If Service Credit is outstanding at the end of a Term, Customer shall receive all remaining Service Credit in the form of cash or cash-equivalents within sixty (60) days of termination of contract. All Service Credit is understood to be valued and paid in United States Dollars.

9.
Customer Responsibilities
9.1.
Use of Services

Customer’s use of the Hosting Services shall at all times comply with the AUP. For the avoidance of doubt, Customer expressly acknowledge that the Facility has been purpose-built to support the physical requirements of devices that perform Bitcoin mining activities, and that such activities are the sole permitted use of the Hosting Services. CUSTOMER EXPRESSLY ACKNOWLEDGES AND AGREES THAT PROVIDER SHALL NOT HAVE, AND THAT CUSTOMER HEREBY EXPRESSLY AND KNOWINGLY RELEASES AND WAIVES ANY CLAIMS FOR, ANY LIABILITY ARISING IN CONNECTION WITH CUSTOMER’S MINING ACTIVITIES, AND THAT ALL SUCH ACTIVITIES, INCLUDING BUT NOT LIMITED TO THE CHOICES RELATING TO MINING POOL PARTICIPATION, ARE AT CUSTOMER’S SOLE DISCRETION.

1.1.
Designated Mining Pool

It is Customer’s responsibility to determine and designate a Mining Pool for each Hardware Unit, and Customer is free to designate any Mining Pool, in its sole discretion. In no event shall Provider be obligated to designate any Mining Pool on Customer’s behalf.

If Customer designates a Provider-sponsored private Mining Pool to be the Mining Pool, Customer acknowledges that Provider may receive remuneration in connection with the applicable Hardware Units’ contribution to the mining conducted by such Provider-sponsored private Mining Pool.

Customer acknowledges that Provider may choose to operate its own or any other third party’s cryptocurrency mining equipment in the Facility at any time during the Term.

9.2.
Customer Equipment.

Customer shall be responsible for providing the Customer Equipment, and for causing it to arrive at Provider’s loading dock at the Facility. All costs associated with the foregoing, including but not limited to shipping costs, hardware costs, software license costs, and import duties, shall be borne exclusively by Customer. In the event that Provider agrees to procure any such Customer Equipment on Customer’s behalf and for the account of Customer, such procurement shall be governed by a separate written agreement between Customer and Provider.

|US-DOCS\131818598.2||

Provider is not responsible for any installation delays or loss of revenue due to receiving equipment not deemed to be in good working order upon arrival at the Facility or as a result of any access restrictions imposed in accordance with Article 5 hereof.

9.3.
Availability

Customer shall have a Customer Representative available for communication at all times, for all matters related to the Services and performance of this Agreement.

9.4.
Insurance

Customer is solely responsible for obtaining insurance coverage for the Customer Equipment. During the Term of this Agreement, Customer shall have and maintain insurance in accordance with Exhibit B hereof.

Customer shall maintain such insurance coverage during the Term, but in no event starting later than the first delivery of such Customer Equipment and the first arrival of a Customer Representative at the Facility, respectively. CUSTOMER HEREBY AGREES THAT, UNLESS PROVIDER BREACHES THE DUTY OF CARE OUTLINED IN SECTION 11.4, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND, AND DOES HEREBY WAIVE AND RELEASE ALL CLAIMS IN CONNECTION WITH THE CUSTOMER EQUIPMENT OR THE CUSTOMER REPRESENTATIVES, IN THE EVENT CUSTOMER DOES NOT OBTAIN SUCH INSURANCE COVERAGE, OR IN THE EVENT SUCH INSURANCE COVERAGE IS INSUFFICIENT TO COVER CUSTOMER’S LOSSES IN CONNECTION WITH THE CUSTOMER EQUIPMENT OR THE CUSTOMER REPRESENTATIVES.

Provider will maintain standard insurance on the Facility covering liability for operational matters. Customer shall be listed as an additional insured on such insurance policy of Provider.

9.5.
Information; Know Your Customer

Customer will provide Provider with any information required under Provider’s policies and under any Applicable Laws, in particular, but not limited to, information required for so-called “know your customer” checks under laws and regulations for the prevention of money laundering and terrorism finance and anti-corruption and credit information.

9.6.
Compliance and other requirements
9.6.1.
Customer is solely responsible for ensuring that its use of the Services and its operations in connection with this Agreement comply with all Applicable Law.
9.6.2.
Customer represents and warrants that neither it nor any of its affiliates nor, to Customer’s knowledge, any Customer Representative (i) has violated or will violate any applicable anti-bribery or anti-corruption law, including the U.S. Foreign Corrupt Practices Act; (ii) has violated or will violate any applicable money laundering laws; or (iii) is or will become subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department. Provider represents and warrants that neither it nor any of its affiliates nor, to Provider’s knowledge, any of Provider’s representative (i) has violated or will violate any applicable anti-bribery or anti-corruption law, including the U.S. Foreign Corrupt Practices Act; (ii) has violated or will violate any applicable money laundering laws; or (iii) is or will become subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department.
9.6.3.
Customer is responsible for obtaining and maintaining throughout the Term any licenses, permits,

|US-DOCS\131818598.2||

consents, and approvals from any Governmental Authority that may be necessary to install, possess, own, or operate the Customer Equipment.

9.8 Third-Party Services

Customer shall notify Provider if it engages a third party to provide services on its behalf with respect to the Customer Equipment. Customer shall be fully responsible to and indemnify Provider under this Agreement for any liability, losses, claims, costs, expenses or damages, including attorney’s fees and legal expense, arising out of or relating to any acts or omissions of any third-party service provider acting for or on Customer’s behalf. Notwithstanding the foregoing, only those persons specifically authorized by Provider in writing may access the Facility. Provider may reasonably deny or suspend Customer’s or its agents’ access to the Customer Equipment based on Provider’s then-current security policies and procedures.

10.
Ownership
10.1.
Customer Equipment

Customer represents and warrants that it owns and has good title to the Customer Equipment.

10.2.
Ownership of Generated Assets

The Parties acknowledge and agree that any generated digital assets, including but not limited to blockchains, hash and digital currencies, generated from the operation of the Customer Equipment, are the sole property of the Customer. The foregoing shall not impair any of Customer’s obligations hereunder, including without limitation the obligation to pay the Hosting Fees set forth in Section 6.1 or any other Service Charges or fees owed hereunder, nor shall it impair any of Provider's rights (including without limitation under Section 7.1) or any claims that Provider may make in connection with such rights.

11.
Provider’s Warranties
11.1.
Capacity

Provider represents and warrants, as of the date hereof and as of the Operations Commencement Date that Provider is validly formed as the type of legal entity it purports to be in the jurisdiction of its formation.

11.2.
Authority; Enforceability

Provider requisite it is duly authorized to enter into this Agreement and perform its obligations hereunder. This Agreement represents a valid and binding obligation of Provider, enforceable against it in accordance with its terms.

11.3.
Power Acquisition/Source

Provider represents and warrants that, at all times throughout the term of this Agreement, it shall contract to acquire and maintain an amount of power adequate to provide all Services set forth hereunder, which shall be memorialized in a Power Supply Agreement or other applicable means.

Provider agrees to periodically report to Customer using best practices on the percentage of Provider’s power mix that is directly or indirectly utilizing renewable or carbon-free sources of energy including, but not limited to, hydropower, wind power, solar power and nuclear power. Provider agrees to use its best efforts to utilize a power mix, directly or indirectly, that is at least 70%

|US-DOCS\131818598.2||

renewable or carbon-free sources of energy. If the power mix directly or indirectly provided by Provider is below 70% renewable or carbon-free for longer than 6 months, Customer may terminate this Agreement. Provider shall use its best efforts to increase its renewable and carbon-free sources of energy to 100% of its power mix, and may purchase renewable energy credits as necessary to maintain adherence to best industry standards.

Provider’s power procurement strategy includes, but is not limited to, procuring energy in West Texas where Provider’s facilities are located at transmission congestion points in zones where the current energy capacity is made of at least 70% renewable power sources, thus enabling Provider to effectively use renewable energy that would otherwise be wasted due to limitations and constraints of the transmission system. Provider will purchase blocks of power via the ERCOT power market, and aims to engage in Power Purchase Agreements with new solar projects to enable additional solar capacity to be developed primarily due to the increased energy demand created by Provider’s facilities.

11.4.
Temperature Issues

Provider represents and warrants that it will abide by a customary duty of care and operate the Facility in a manner reasonably intended to ensure that the temperature and humidity of the Customer Area, together with the level of usage of the Customer Equipment, is maintained in a fashion to avoid damage to Customer Equipment. Customer shall be entitled, through its right of access set forth in Section 5, to verify the compliance by Provider with this Section 11.4.

11.5.
Disclaimer

CUSTOMER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDER MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES. PROVIDER DOES NOT PROVIDE BACKUP POWER. PROVIDER MAKES NO WARRANTY, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, WITH RESPECT TO GOODS AND SERVICES SUBJECT TO THIS AGREEMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; AND (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. PROVIDER DOES NOT WARRANT THAT (I) THE SERVICES WILL BE FREE FROM INTERRUPTION OR ERROR; (II) THE SERVICES WILL MEET CUSTOMER'S REQUIREMENTS OTHER THAN AS EXPRESSLY SET FORTH HEREIN; OR (III) THE SERVICES WILL PROVIDE ANY FUNCTION NOT EXPRESSLY DESIGNATED AND SET FORTH HEREIN.

11.6 Most Favored Nation

Through December 31, 2023, Provider shall not enter into any all-in fixed price agreements with other customers of the Facility or any Covered Facilities with the same or less Power Draw as CleanSpark that contains more favorable terms for the fixed all-in price than those in this Agreement, unless CleanSpark has been provided with the same fixed price under this Agreement. While this Section 11.6 is in effect, Provider shall promptly notify CleanSpark in writing of any such fixed price agreement to another customer with more favorable fixed price terms. From time to time, but not more than once per quarter, CleanSpark may request that Provider confirm in writing (which may be by email) compliance with this Section. For purposes of this Section 11.6, the term “Covered Facilities” means any facilities owned and operated by Provider with standard air-cooled hosting models (and for the avoidance of doubt expressly excluding immersion models, joint ventures, and partnerships related to BTM projects).

12.
Customer’s Additional Representations

Customer represents and warrants, as of the date hereof and as of the Operations Commencement Date that:

|US-DOCS\131818598.2||

12.1.
Capacity

Customer is validly formed as the type of legal entity it purports to be in the jurisdiction of its formation.

12.2.
Authority; Enforceability

Customer has all company power and has received any company and/or third-party authorizations necessary for it to enter into this Agreement and perform its obligations hereunder. This Agreement represents a valid and binding obligation of Customer, enforceable against it in accordance with its terms.

12.3.
Customer Equipment

Unless specifically disclosed otherwise in a schedule to this Agreement, Customer Equipment is owned by Customer. All Customer Equipment is free of any known defects or Harmful Code which could cause any harm to the Facility or the systems, including equipment, of Provider or any other customer. The Customer Equipment does not, and its operation does not, infringe (or result from the misappropriation of) any intellectual property right, including any patent, copyright, trademark, trade secret, or other intellectual property right, of a third party.

12.4.
No Judgment or Governmental Order

There is no judgment, decree or order by any Governmental Authority applicable to Customer, which restricts Customer in performing its obligations under this Agreement or the transactions contemplated thereunder.

13.
Exclusion and Limitation of Liability
13.1.
Customer acknowledges that cryptocurrency price movements, difficulty, and legal and regulatory risks could have a material adverse impact on the value of cryptocurrencies, cryptocurrency mining, the Customer Equipment, and the Services. Customer assumes responsibility for all such risks, and Provider hereby disclaims all liability for any losses that may arise as a result thereof.
13.2.
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL EITHER CUSTOMER OR PROVIDER BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR REVENUES, DAMAGE TO CUSTOMER EQUIPMENT, ANY LOSS, DELETION, OR CORRUPTION OF ANY CUSTOMER’S FILES OR DATA (INCLUDING BITCOINS), REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF EITHER CUSTOMER OR PROVIDER).
13.3.
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT AS RELATED TO PAYMENTS FOR EARNED POWER CHARGES AND HOSTING CHARGES, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY (FOR ANY AND ALL CLAIMS) FOR DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER TO PROVIDER FOR THE SERVICES (EXCLUDING ANY DEPOSIT) PERFORMED DURING THE SIX (6) MONTHS PRIOR TO WHEN THE EVENT(S) THAT FIRST GAVE RISE TO A CLAIM OCCURED.

|US-DOCS\131818598.2||

14.
Force Majeure

A Party shall not be in breach of this Agreement and shall not be liable to the other Party for any loss or other damages suffered by reason of any failure or delay of such Party in the performance of its obligations hereunder due to a Force Majeure Event; provided that under no circumstances will a Force Majeure Event excuse any failure or delay in the performance of a Party’s payment obligations hereunder.

If a Party becomes aware of circumstances in which a Force Majeure Event affects or will affect such Party’s ability to perform any of its obligations hereunder, it shall notify the other Party in writing as soon as reasonably possible, specifying the nature of the Force Majeure Event and its effect on the performance of such Party’s obligations hereunder.

15.
Indemnity

15.1 Customer shall indemnify, defend, and hold harmless Provider, its affiliates, successors and assigns, and each of their respective officers, directors, managers, employees, shareholders, legal representatives, and agents (the “Provider Indemnified Parties”), from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ and professionals’ fees and court costs) (“Losses”) arising out of any third-party claim, suit, action, investigation, demands or proceeding (“Claim”) based on or arising out of (a) Customer’s use of the Services, including without limitation any infringement of any third party’s intellectual property rights in connection therewith; (b) Customer’s breach of any of its agreements with third parties, the AUP, the Data Center Rules, or any of Customer’s representations, warranties or obligations under this Agreement; (iii) Provider’s use of Customer Equipment in accordance with this Agreement; (iv) Customer’s violation of Applicable Law; or (v) any injuries or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Customer or any Customer Representatives. In the event of an indemnifiable claim hereunder, (i) Provider shall promptly provide Customer with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Provider’s failure to do so will not relieve Customer of its obligations under this Section 15.1 except to the extent that Customer is materially prejudiced by such failure), and (ii) to the extent that Customer acknowledges its obligations to indemnity for the applicable Claim, Customer shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided that Provider’s reasonable consent to any such settlement or compromise shall be required unless it includes a full release of liability for all Provider Indemnified Parties and does not purport to impose any restrictions on any such Provider Indemnified Party. Provider shall be entitled, at its own expense, to participate in the defense of any claim subject to this Section 15.1 through counsel of its own choosing, and Customer shall provide Provider with reasonable cooperation and assistance in such defense.

15.2 Provider shall indemnify, defend, and hold harmless Customer, its affiliates, successors and assigns, and each of their respective officers, directors, managers, employees, shareholders, legal representatives, and agents (the “Customer Indemnified Parties”), from and against any Losses arising out of any Claim based on or arising out of (a) Provider’s breach of its representations, warranties or obligations under this Agreement; (b) the gross negligence or intentional misconduct of any Provider Indemnified Parties, or other subcontractors used by Provider to provide the Services; or (c) Provider’s infringement of a third party’s intellectual property rights. In the event of an indemnifiable claim hereunder, (i) Customer shall promptly provide Provider with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Customer’s failure to do so will not relieve Provider of its obligations under this Section 15.2 except to the extent that Provider is materially prejudiced by such failure), and (ii) to the extent that Provider acknowledges its obligations to indemnity for the applicable Claim, Provider shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided that Customer’s reasonable consent to any such settlement or compromise shall be required unless it includes a full release of liability for all Customer Indemnified Parties and does not purport to impose

|US-DOCS\131818598.2||

any restrictions on any such Customer Indemnified Party. Customer shall be entitled, at its own expense, to participate in the defense of any claim subject to this Section 15.2 through counsel of its own choosing, and Provider shall provide Customer with reasonable cooperation and assistance in such defense.

16.
Term

The initial term of this Agreement will commence on the Effective Date and will continue for a period of five (5) years from the Operations Commencement Date (except for an earlier expiration or termination of this Agreement in accordance with Section 17 below) (the “Initial Term”). Following the expiration of the Initial Term, the term shall renew for successive periods of two (2) years each (each, a "Renewal Term") unless either Party provides notice of non-renewal to the other Party at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term. The Initial Term, together with any applicable Renewal Term, are collectively referred to as the "Term".

17.
Termination; Removal of Customer Equipment
17.1.
Termination Events

Other than at the end of the Term, a Party (the “Terminating Party”) may terminate this Agreement only upon the occurrence of one of the following events (each a “Termination Event”), if applicable to the other Party:

17.1.1.
Payment Default

If Customer fails to make a payment owed to Provider under this Agreement when due, and such default is not remedied within fifteen (15) business days following the Customer’s receipt of notice thereof from the Provider.

17.1.2.
Insolvency

If a Party becomes subject to any voluntary or involuntary insolvency proceeding, receivership, assignment for the benefit of creditors, bankruptcy or related action, and such proceedings are not stayed or discharged within forty-five (45) days after the filing or commencement thereof.

17.1.3.
Material Breach

Subject to Section 14 and without limitation of Section 17.1.1, if a Party fails to perform or otherwise breaches a material obligation under this Agreement and such breach is either not susceptible to being cured or is not being cured within thirty (30) Business Days after receiving written notice thereof from the non-breaching Party.

17.1.4.
Customer Termination Right in Case of Increased Costs

If, after receipt of a Cost Notice in accordance with Section 6.4, Customer delivers a termination election to Provider within ten (10) days of receipt of the Cost Notice.

17.1.5 Customer Termination Right in Case of Power Mix Change

Pursuant to Section 11.3, Customer may deliver a termination election to Provider with at least thirty (30) days notice if Provider’s power mix is less than 70% renewable or carbon-free for more than 6 months.

|US-DOCS\131818598.2||

17.2.
Termination

Upon the occurrence of a Termination Event, the Terminating Party may so terminate this Agreement with immediate effect (or, if applicable, effect as of the end of the requisite notice period) as of the date set forth in a written notice thereof provided to the other Party. Upon any termination of this Agreement, Customer shall pay immediately to Provider all amounts owed for the Services provided up to the effective date of termination. Furthermore, in the event the Agreement is terminated by Provider pursuant to Section 17.1.1, 17.1.2 or 17.1.3, Customer shall pay as liquidated damages and not a penalty, three (3) months of Power Charges and Hosting Charges (calculated by taking an average of the prior 12 months of charges). If Customer fails to make any such payments, in addition to any other rights and remedies it may have under this Agreement, at law or in equity, Provider shall have the right to remove and store at Customer’s expense, all or any portion of the Customer Equipment (and provided that if Customer has not reclaimed such Customer Equipment within 90 days of storage then Provider shall be entitled to deem such Customer Equipment as abandoned property).

17.3.
Deinstallation and Removal of Customer Equipment

Subject to Provider's rights under Section 17.1.1., Customer acknowledges that all Customer Equipment must be dismantled and removed from the Facility by the Termination Date and, within five (5) Business Days from receiving a Notice of termination from Provider, or having issued a Notice of termination to Provider, Customer shall deliver to Provider (i) written shipping instructions for the Customer Equipment, (ii) packaging materials suitable for the Customer Equipment, and (iii) standard containers in which packaged Customer Equipment can be stored until it is shipped.

Provider will notify Customer when its Customer Equipment is ready for pickup, and Customer shall arrange for pickup and removal of the Customer Equipment at its sole risk and expense. If Customer does not remove the Customer Equipment as provided herein, Provider may charge Customer for storage from the date of notice that the Customer Equipment is ready for pickup. Any Customer Equipment that is not picked up and removed within ninety (90) days of such notice shall be deemed abandoned and legal title to such Customer Equipment shall transfer to Provider.

17.5 Adverse Legal Changes

If there exists or arises an adverse change in Applicable Law which prevents the legal mining of Bitcoin, then upon five (5) Business Days' notice Provider shall have a right to terminate this Agreement without penalty.

18.
Confidentiality
18.1.
The Parties agree that Confidential Information shall be used solely for the purpose for which it was furnished in connection with the performance of this Agreement and that they shall each hold confidential all Confidential Information and not disclose it to any third-parties, except that each Party may disclose Confidential Information (x) to the Customer Representatives or Provider Representatives, as applicable, who need access to Confidential Information to perform their duties in connection with this Agreement or (y) to the Securities and Exchange Commission (or in any required filings for the SEC) or to any other auditing or regulatory authority having jurisdiction over a given Party . At the expiration of the Term, the Parties shall return any Confidential Information to the disclosing party or certify destruction of such Confidential Information (provided that a Party may retain an archival copy of any Confidential Information in a manner consistent with its record retention policies or in order to comply with Applicable Law; provided further that any Confidential Information so retained shall remain subject to the confidentiality restrictions of this Section 18 in all respects).
18.2.
Any disclosure of Confidential Information permitted by Section 18.1 shall only be to the extent that any person who Confidential Information is provided to needs to know the same for the performance

|US-DOCS\131818598.2||

of their duties, and shall only be under the condition that such person acknowledges and agrees to be bound by, the confidentiality obligation under this Section.
18.3.
The following shall not constitute "Confidential Information" under this Agreement: (i) information that was previously known to the receiving Party, independent from any disclosure under or in connection with this Agreement and free from any obligation to keep confidential; (ii) information that is or becomes generally available to the public other than as a (direct or indirect) result of any unauthorized disclosure by the receiving Party or its representatives; (iii) information that was rightfully received from a third party who, to the receiving Party’s knowledge, is under no obligation of confidence to the disclosing Party; and (iv) information that is shown to have been independently developed by the receiving Party. Additionally, Confidential Information may be disclosed to the extent such is required by Applicable Law or by an order or subpoena of any Governmental Authority, provided that in such event the receiving Party shall, to the extent legally permissible and practically possible, inform the disclosing Party of the information to be disclosed and the timing and circumstances of such disclosure, providing the disclosing Party with an opportunity to avoid and limit any such disclosure (and the receiving Party shall cooperate at the disclosing Party's expense with the disclosing Party's effort in the same).
18.4.
Without limitation of this foregoing, each Party acknowledges and agrees that (x) the Confidential Information of the other Party may include and/or constitute material non-public information (“MNPI”) of such other Party and (y) such Party shall in no event make any purchases of sales of securities of the other Party while in possession of MNPI of the other Party.
19.
Notices

Any Party can give notice under this Agreement (each a “Notice”) by sending an email, by a physical mailing using a recognized overnight courier, or by registered mail, return receipt requested, to the applicable email or mailing address listed below; provided that any Termination Notice, and any notice for breach, indemnification, or other legal matter, shall be given by a physical mailing using a recognized overnight courier, or by registered mail with return receipt requested, to the applicable mailing address listed below, also sending an electronic copy of said physical writing via email to the applicable email address listed below.

To Provider:

Address: Lancium LLC

9950 Woodloch Forest Drive, Suite 1700

The Woodlands, Texas 77380

email: [●]

Attention: Michael McNamara, CEO

and:

[●]

Keith Sigale, General Counsel

To Customer:

Address: CleanSpark, Inc.

2370 Corporate Cir.

Suite 160

Henderson, NV 89074

email: [●]

|US-DOCS\131818598.2||

Telephone:

Attention: [●]

Notices by email are deemed received as of the time sent, and notices by mail (and all notices required to be by mail) are deemed received as of the time delivered. If such time does not fall within a Business Day, as of the beginning of the first Business Day following such time. For purposes of counting days for notice periods, the Business Day on which the notice is deemed received counts as the first day. Notices shall be given in the English language.

Either Party may change its notice addresses for future Notices by providing the other Party with Notice of such change (using the methods set forth in this Section 19).

20.
Assignment; Subcontracting

Subject to the restrictions on assignment of this Agreement, this Agreement shall be binding upon, and shall inure to the benefit of, the permitted successors and assigns of each Party hereto. Customer shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Provider’s written consent; provided, however, that it shall not be deemed a violation of this Section 20 in the event that certain of the Customer Equipment delivered to the Facility by Customer is owned under financing arrangements with Foundry Digital Group (“Foundry”), in which case Foundry (or other similar third party approved in writing by Provider) shall be entitled to inure to the rights and obligations hereunder solely with respect to such affected Customer Equipment. Provider may at any time assign, transfer, delegate, or subcontract any or all of its rights or obligations under this Agreement without Customer’s written consent, but subject to prior notice. If Provider assigns this Agreement to a third party (other than an Affiliate who has the capacity to perform Provider’s obligations under this Agreement), Customer may terminate this Agreement pursuant to the same terms as provided under Section 17.1.4.

Provider may use subcontractors or affiliates to perform some or all of its obligations under this Agreement; provided that Provider shall remain responsible under this Agreement for work performed by its subcontractors and affiliates to the same extent as if Provider had performed such work itself.

21.
Right of Publicity; Use of Marks

Except as legally required (including but not limited to where required for SEC disclosures or the like), neither Party may issue any press release or publicity regarding the Agreement, without first obtaining the other Party’s prior written approval of each such disclosure, which shall not be unreasonably withheld.

22.
Governing Law; Venue

This Agreement shall be governed by and construed in accordance with the laws of the state of Texas without regard to conflict of laws principles. The Agreement shall not be governed by the United Nations convention on the international sale of goods. Any dispute, claim, counterclaim or controversy of any kind arising under or relating to this Agreement is and shall continue to be subject to the exclusive jurisdiction of the courts of the State of Texas or of the federal courts sitting in the State of Texas. Each of the Parties agrees that all actions or proceedings arising under this Agreement shall be heard and determined in Houston, Harris County, Texas and the Parties submit to the jurisdiction of such courts in respect of any such action or proceeding brought in such courts. The parties waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in such courts and any claim

|US-DOCS\131818598.2||

that any such action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY..

NO CLAIM MAY BE BROUGHT AS A CLASS OR COLLECTIVE ACTION. CUSTOMER SHALL NOT ASSERT SUCH A CLAIM AS A MEMBER OF A CLASS OR COLLECTIVE ACTION THAT IS BROUGHT BY ANOTHER CLAIMANT. CUSTOMER AGREES THAT IT SHALL NOT BRING A CLAIM UNDER THE AGREEMENT MORE THAN ONE (1) YEAR AFTER THE TIME THAT THE CLAIM ACCRUED.

Notwithstanding the foregoing, in the event of any breach or threatened breach of Section 18 of this Agreement, any Party who desires to protect its Confidential Information will have the right to seek, without the requirement of posting a bond or security, equitable relief, including, without limitation, injunctive relief and specific performance, in addition to any other remedies at law or in equity it may have under this Section 22.

23.
Miscellaneous
23.1.
Survival

The following provisions shall survive termination or expiration of this Agreement: Insurance, Disclaimer, Exclusion and Limitation of Liability, Indemnity, Confidential Information, , Notices, Governing Law/Venue, Miscellaneous, all provisions requiring Customer to pay any amounts (i) owed for Services provided under this Agreement prior to the Termination Date or (ii) otherwise owed by Customer hereunder, and any other provisions of this Agreement that, by their nature, would continue beyond termination or expiration of this Agreement.

23.2.
No Lease

This Agreement does not create any real property interest for Customer in the Customer Area or the Facility, and Customer shall not, shall not attempt to, and shall not encourage any third party to file or otherwise create any liens or other property interest or liability on the Facility or any portion thereof.

23.3.
Independent Contractor

Each Party is an independent contractor to the other Party in connection with this Agreement, and personnel used or supplied by a Party in the performance of this Agreement shall be and remain employees or agents of such Party and under no circumstances shall be considered employees or agents of the other Party. Each Party shall have the sole responsibility for supervision and control of its personnel. Neither Party is an agent for the other Party, and neither Party has the right to bind the other Party in connection with any agreement with a third party.

23.4.
No Third Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns. Except for the Provider Indemnified Parties under Section 15 and the Facility Owner, nothing herein, express or implied, shall confer, or shall be construed to confer, any rights or benefits in or to any other person.

|US-DOCS\131818598.2||

23.5.
Remedies

The rights and remedies of either Party under this Agreement shall be cumulative and not exclusive or alternative.

23.6.
Waiver

No failure or delay by either Party in requiring strict performance of any provision of this Agreement, no previous waiver or forbearance of the provisions of this Agreement by either Party, and no course of dealing between the Parties will in any way be construed as a waiver or continuing waiver of any provision of this Agreement.

23.7.
Severability

In the event any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be enforced to the maximum extent possible under law and will, to the extent possible, be replaced by such enforceable provision most closely mirroring the Parties’ intentions. All other provisions of this Agreement will remain unaffected by such invalidity or unenforceability and will remain in full force and effect. If a new or a change in the Applicable Law renders this Agreement invalid, illegal or impossible to perform, Provider shall have the right to terminate the Agreement after providing written notice thereof to Customer. The Parties acknowledge and agree that the pricing and other terms in this Agreement reflect, and are based upon, the intended allocation of risk between the Parties and form an essential part of this Agreement.

23.8.
Conflict

To the extent there is a conflict between or among the terms of this Agreement, the AUP, and the Data Center Rules, the following shall be the order of precedence: (i) AUP; (ii) Agreement; (iii) Data Center Rules.

23.9.
Interpretation

The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party. The words “include,” “includes,” and “including” (or similar terms) shall be deemed to be followed by the words “without limitation”; “or” means “either or both” and shall not be construed as exclusive; “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section in which such words appear, unless otherwise specified; and “any” and “all” each means “any and all” and shall not be construed as terms of limitation. The captions, titles, and section headings are for convenience only and are not intended to aid or otherwise affect the interpretation of this Agreement. The words “written” or “in writing” are used for emphasis in certain circumstances and shall not reduce or eliminate the notice requirements set forth in this Agreement. The use of a term defined herein in its plural form includes the singular and vice versa. The terms defined herein shall be inclusive of all tenses. All references to “days” shall be deemed to refer to calendar days, except as expressly stated otherwise.

23.10.
Entire Agreement; Amendment

This Agreement is the only agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, between the Parties relating to such subject matter. Unless otherwise expressly permitted in this Agreement, no modification, amendment, or waiver of this Agreement is effective or binding unless made in a writing that references this Agreement and is signed by both Parties. Without limitation of the foregoing, the Key Terms and the scope of Services may be amended to modify, add, or remove Key Terms and/or Services by a writing that references this Agreement and that is signed by both Parties. In no event will the terms of any of Customer’s purchase order or

|US-DOCS\131818598.2||

business form, or other standard or pre-printed terms that Customer provides, be of any force or effect as between the Parties.

23.11.
Counterparts

This Agreement and each exhibit or attachment hereto may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or in pdf or other electronic format (including DocuSign), and a facsimile or electronic signature shall be deemed the same, and equally enforceable, as an original.

[SIGNATURE PAGE FOLLOWS]

|US-DOCS\131818598.2||

This Hosting Agreement is executed among the undersigned as of the date first set forth above:

LANCIUM LLC By:_/s/ Michael McNamara_________ Michael McNamara, CEO	CLEANSPARK, INC. By: /s/ Zach Bradford_______________ Zach Bradford, CEO

|US-DOCS\131818598.2||

EXHIBIT A

Acceptable Usage Policy

[omitted]

|US-DOCS\131818598.2||

Exhibit B

Insurance Requirements

[omitted]

|US-DOCS\131818598.2||